EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Motorsports Emporium, Inc.
16055 N. Dial Blvd., Suite 5
Scottsdale, Arizona 85260

     We consent to the incorporation by reference in this Registration Statement of Motorsports Emporium, Inc. on Form S-8 of our report dated March 7, 2006, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) included in the Annual Report on Form 10-KSB of Motorsports Emporium, Inc. for the year ended December 31, 2005, and to all references to our firm included in this Registration Statement.



/s/ HJ & Associates, LLC
-------------------------------------
HJ & Associates, LLC
Salt Lake City, Utah
July 14, 2006